                                                                    EXHIBIT 12.1

                           NATIONAL ENERGY GROUP, INC.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                        (IN THOUSANDS, EXCEPT FOR RATIOS)


                                                                                 Year End December 31,
                                                      ----------------------------------------------------------------------------
                                                                                                                        Pro Forma
                                                       1992        1993       1994          1995           1996          1996(1)
                                                      ----------------------------------------------------------------------------
Earnings:
     Income (loss) before
         taxes and extraordinary items . . . . .      ($221)      ($299)      ($489)      $  206         ($40,061)      $ 5,302

     Interest expense. . . . . . . . . . . . . .        131         137         498          995            4,062         5,748
     Amortization of debt issuance cost. . . . .         43          51          19           37              151           151
     Interest portion of rental cost . . . . . .          8           8          21           34               37            37
         Earnings. . . . . . . . . . . . . . . .      ($ 39)      ($103)      $  49       $1,272         ($35,811)      $11,238

Fixed charges:
     Interest including capitalized
         portion . . . . . . . . . . . . . . . .      $ 131       $ 137       $ 498       $  995         $  4,062       $ 5,748
     Amortization of debt issuance
         cost. . . . . . . . . . . . . . . . . .         43          51          19           37              151           151
     Interest portion of rental expense. . . . .          8           8          21           34               37            37
         Fixed charges . . . . . . . . . . . . .      $ 182       $ 196       $ 538       $1,066         $  4,250       $ 5,936

     Preferred stock dividend requirements . . .         13          18         265          735              945           945
     Adjustment to reflect preferred stock
         dividend requirement on a pre-tax
         basis . . . . . . . . . . . . . . . . .         --          --          --           --              170           509
     Combined fixed charges and
         preferred stock dividends . . . . . . .      $ 195       $ 214       $ 803       $1,801         $  5,365       $ 7,390

Ratio of earnings to fixed charges . . . . . . .         --          --          --           --               --            1.5x
Deficiency of earnings to fixed charges and
preferred stock dividend requirements. . . . . .      ($234)      ($317)      ($754)       ($529)        ($41,176)         --







                                                          Nine Months Ended
                                                            September 30,
                                                  ----------------------------------
                                                                           Pro Forma
                                                  1996          1997        1996(1)
                                                  ----------------------------------
Earnings:
     Income (loss) before
         taxes and extraordinary items. . . .    ($41,952)     $ 3,207         $3,411

     Interest expense . . . . . . . . . . . .       1,755        7,929          3,442
     Amortization of debt issuance cost . . .          71          330             71
     Interest portion of rental cost. . . . .          35           21             35
         Earnings . . . . . . . . . . . . . .    ($40,091)     $11,487         $6,959

Fixed charges:
     Interest including capitalized
         portion. . . . . . . . . . . . . . .      $1,755      $ 9,468         $3,442
     Amortization of debt issuance
         cost . . . . . . . . . . . . . . . .          71          330             71
     Interest portion of rental expense . . .          35           21             35
         Fixed charges. . . . . . . . . . . .      $1,861      $ 9,819         $3,548

     Preferred stock dividend requirements. .         708          708            708
     Adjustment to reflect preferred stock
         dividend requirement on a pre-tax
         basis. . . . . . . . . . . . . . . .        --            381            381
     Combined fixed charges and
         preferred stock dividends. . . . . .      $2,569      $10,908         $4,637

Ratio of earnings to fixed charges. . . . . .        --            1.1x           1.5x
Deficiency of earnings to fixed charges
  and preferred stock dividend
  requirements. . . . . . . . . . . . . . . .    ($42,660)        --             --

-------------------
(1) The pro forma computations of ratio of earnings to combined fixed charges and preferred stock dividend requirements have been prepared as if the merger with Alexander Energy Corporation (the "Merger") and related transactions and the Lake Boeuf Acquisition (as defined) had been consummated on January 1, 1996. The pro forma results of operations exclude a non-cash write down of oil and natural gas properties of approximately $28.3 million (net of deferred income taxes), in accordance with the full cost method of accounting, which was charged to expense in the third quarter of 1996, when the Merger was consummated.